Exhibit 99 to Clean Coal Form 8-K filed 8/13/2010

Clean Coal Technologies Announces Re-Alignment of Corporate Management Team

Robin T. Eves Appointed as President & CEO

CORAL SPRINGS, FL--(Marketwire - 08/10/10) - Clean Coal Technologies Inc. (Pinksheets:CCTC - News) announced today that the Company has restructured its senior management team by appointing Robin T. Eves who succeeds Doug Hague as President & CEO, effective August 9, 2010. Robin Eves' appointment is in accordance with the Company's commitment to attract key individuals to augment its management team who have the industry knowledge, global experience, and demonstrated access to the private and institutional funding sources necessary to ensure the Company's ongoing development and success. We are very pleased to have someone of Robin's experience and background as a member of the CCTI team.

This change will enable Doug Hague, who will continue to serve as Chief Operations Officer (COO) and Director, to focus on CCTI's worldwide marketing, business development, and project delivery efforts, including those already initiated in China, India, and the USA.

Robin Eves will also serve as a Director.

Robin Eves was quoted: "I am very excited to have been selected to continue to lead the Company to the next level by building on the solid foundation that has been established by Doug Hague. The company is at a pivotal point in its development, and I am confident that we can provide the necessary resources to ensure the integrity and success of the initiatives in India and China. Through the addition of senior personnel to the management team, we will establish CCTI as a leader in the global development of innovative clean coal technologies. These will address many of the environmental issues associated with the use of coal, and provide a 'bridge' to the future that will support the continued use of coal while other alternative energy solutions are developed."

Robin Eves' resume will be available on the Company's website.

About Clean Coal Technologies, Inc.:

Clean Coal Technologies, Inc. owns a proprietary technology to reduce the contaminants and pollutants created by the burning of coal through a patented process that transforms inexpensive, low-rank coal with high levels of impurities, contaminants and other polluting elements into an efficient, clean source of high energy, low polluting fuel (U.S. Patent #6,447,559). CCTI has trademarked the name "PRISTINE" for the clean coal produced by our process, which is ideally suited for upgrading low-ranked coals for power generation, chemical extraction, and coal-to-liquids applications. Technology options range from moisture removal only, to comprehensive contaminant extraction.

Matters discussed in this press release contain forward-looking statements. Investors are cautioned that such forward-looking statements involve risk and uncertainties, which could significantly impact the actual results, performance or achievements of the Company. Such risks and uncertainties include, but are not limited to, the time frame for production of revenue, product development and commercial introduction, the impact of rapid price and technological change and competition, manufacturing and supply uncertainties and other risks.

Contact:

Company Contact:
CJ Douglas
Tel: 954-344-2727

Website: http://www.cleancoaltechnologiesinc.com